Exhibit 99.2

Rex Energy Corporation Announces Third Quarter 2010 Results

STATE COLLEGE, Pa., Nov 1, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced financial and operational results for the third quarter of 2010. Highlights include:

•

Keystone Midstream Services’ Sarsen Plant, the company’s jointly owned cryogenic gas processing plant in Butler County, Pennsylvania, is commissioning operating systems in the facility, and is expected to be capable of processing 20 MMcf per day by mid-November 2010;

•	The company’s most recent Marcellus Shale horizontal well in Westmoreland County, Pennsylvania tested at an initial production rate of 3.5 MMcf per day over a 24 hour period;

•	Production for both the first nine months and third quarter was up 23% and 26%, respectively, over the same periods in 2009;

•	Operating revenue for both the first nine months and third quarter was up 47% and 29%, respectively, over the same periods in 2009, and;

•	EBITDAX for both the first nine months and third quarter was up 35% and 10%, respectively, over the same periods in 2009.

Production during the third quarter averaged 20.3 MMcfe per day, which was within the company’s guidance for the period and was comprised of 56% oil, 41% natural gas and 3% natural gas liquids. Realized gas prices after adjustment for cash settled derivatives during the period were $5.85 per Mcf, as compared to $6.33 per Mcf in the prior year quarter. Realized oil prices after adjustment for cash settled derivatives during the period were $69.02 per Bbl, as compared to $63.05 per Bbl in the prior year quarter. As a result, oil and gas sales, including cash settled derivatives, increased 22% over the third quarter 2009 to approximately $16.8 million. EBITDAX from continuing operations, a non-GAAP financial measure, increased to $5.7 million, which represents a 10% increase over the same period in 2009. The company recorded net income for the quarter of $9.6 million, or $0.22 per share. Adjusting for certain non-cash items, earnings comparable to analyst estimates was $0.4 million, or $0.01 per share.

Lance T. Shaner, Rex Energy’s Interim President and CEO, commented, “I am extremely pleased to announce the start-up of the Sarsen Plant in Butler County. While the cryogenic plant is currently commissioning and will not be fully operational until later this month, the company will now be able to continue to increase its liquids rich Marcellus Shale gas production in this region.”

Operational Updates

Butler County, Pennsylvania Marcellus Project Area

In the company’s liquids rich Marcellus Shale project area, Keystone Midstream Services’ Sarsen Plant is commissioning operating systems in the plant in preparation for startup. Rex Energy expects to be processing approximately 10.0 MMcf per day by mid-November 2010 at which time the Sarsen Plant will have initial compression in place to process up to 20.0 MMcf per day. Additional inlet compression to increase plant throughput capacity to 30.0 MMcf per day is scheduled to be installed in mid-January 2011, and compression for the full plant capacity of 40.0 MMcf per day is scheduled to be added by the end of the first quarter 2011.

In early October 2010, Rex Energy fracture stimulated the Shannon #1H with 10 stages over the 2,870 feet of lateral extension. The company was extremely encouraged by the treating pressure profile and fracture extent on micro-seismic data from the well. The Shannon #1H is currently being flow tested with approximately 5% of the water returned to surface. To date, the well has tested at an initial peak 24 hour rate of 2.2 gross MMcfe during clean-up.

Concurrent with the fracture stimulation of the Shannon #1H, the company proceeded to fracture the Shannon #2H, but ceased operations during the second stage when a casing integrity issue was detected. A similar casing integrity issue was observed on the Voll #1H, and therefore the fracture stimulation of five wells awaiting completion has been delayed until later in 2010 to perform the required remedial well work.

Rex Energy owns a 70% working interest in all Butler County, Pennsylvania wells mentioned.

Williams Joint Venture Marcellus Project Areas

In Westmoreland County, Pennsylvania, Williams recently completed the Slavek Trust #3H, and the well’s 24-hour peak rate of production was reported at 3.5 gross MMcf per day. Williams has moved the rig in this project area to the Uschak 2 pad and is currently drilling the fourth of five planned wells.

In Clearfield County, Pennsylvania, Williams has contracted a second joint venture rig and drilled the Alder Run #2H, which the company anticipates completing by year-end 2010. Williams is currently drilling the Alder Run #5H and will subsequently move this rig to Westmoreland County. As previously announced, the Alder Run #1H and #3H, which were drilled and completed in 2009, were put into production in September 2010 at a combined 24 hour peak rate of 6.9 gross MMcf per day.

Rex Energy owns a 40% working interest in all of the Williams Joint Venture Marcellus Project Area wells mentioned.

Illinois Basin

In the Illinois Region, Rex Energy’s enhanced oil recovery team continues to inject chemicals in the Middagh Unit, the company’s first field size alkali-surfactant-polymer (“ASP”) flood unit designed to target the Bridgeport Sandstone. The company has reached injection of approximately 12% of the pore volume and expects an initial response in late first quarter 2011 to early second quarter 2011.

DJ Basin

In the Niobrara Shale play, Rex Energy completed a 13 stage slick water fracture stimulation of the Silo State 41-22 in late September 2010. This well is located in the southern part of the Silo Field, offsetting a previously completed 4,000 foot lateral unstimulated Niobrara well drilled in 1993 that produced just over 20,000 barrels of oil before abandonment. Although Rex Energy noticed indications of partial depletion of the reservoir during drilling, the fracture stimulation increased bottom-hole pressure, indicating that areas of virgin reservoir were contacted by the fracture stimulation.

During the initial flowback of the Silo-State 41-22, the tubing work string parted and had to be repaired which caused a ten day delay in the completion. Currently, the company has recovered approximately 20% of the fracture load with increasing oil cuts. The company will put this well on artificial lift and expects to get an initial production rate within the next few weeks.

Rex Energy has reached total depth on the Herrington Farms 1H, its second Niobrara Shale well, with an approximate 4,300 foot lateral extension and plans to begin completion operations in November 2010. The well is located approximately 12 miles east of the Silo State 41-22, and outside of any previously developed Niobrara production. As the company previously announced, it commenced oil sales from the Herrington Farms 1H during drilling operations. Rex Energy has four additional Niobrara Shale drilling permits and plans to spud the BJB #1H by year-end 2010.

Fourth Quarter and Year-End 2010 Guidance

Rex Energy’s following forecasts and estimates are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.

The company expects production volumes in the fourth quarter 2010 to continue to increase and anticipates production between 22.0 MMcfe per day and 25.0 MMcfe per day and expects that crude oil volumes will comprise approximately 51% of the average daily production. Therefore, Rex Energy is reaffirming its 2010 annual production guidance of 20.0 MMcfe and 23.0 MMcfe per day, but due to Marcellus completion delays, expects production to be toward the lower end of the guidance.

Based on the mid-point of the Rex Energy’s production guidance, the company projects lease operating expenses in the fourth quarter to be approximately $7.8 million, and therefore is reaffirming its previous guidance of $26.0 million of expense for the full-year 2010. Rex Energy projects cash general and administrative (“G&A”) expenses in the fourth quarter 2010 to be approximately $4.4 million which will increase the company’s full-year cash G&A expenses to approximately $17.0 million. The increase is a result of higher than expected cash G&A expenses in the third quarter 2010 which was attributable to legal expenses associated with the Sumitomo joint venture.

(EBITDAX and Earnings/Net Loss Comparable to Analyst Estimates are non-GAAP financial measures. Please see the accompanying definitions and tables for the reconciliation of each of these non-GAAP measures. The company has classified all first quarter 2009 and prior period amounts related to its operations in the Southwestern Region as discontinued operations due to the sale of these assets during the first quarter of 2009. Please see the accompanying table for the reconciliation of the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.)

Conference Call Information

A conference call to review the third quarter 2010 financial and operational results is scheduled for Tuesday, November 2, 2010 at 10:00 a.m. Eastern time. A webcast of the conference call will be broadcast live and available for replay on the company’s website at www.rexenergy.com in the Events and Presentations section under the Investor Relations tab.

Rex Energy will be incorporating slides with the conference call and webcast, which are now available on the company’s website under the Investor Relations tab.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	September 30, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and Cash	$64,792	$5,582
Accounts Receivable	18,261	14,333
Short-Term Derivative Instruments	5,845	2,124
Deferred Taxes	—	2,827
Inventory, Prepaid Expenses and Other	1,599	1,111

Total Current Assets	90,497	25,977
Property and Equipment (Successful Efforts)
Evaluated Oil and Gas Properties	232,702	206,676
Unevaluated Oil and Gas Properties	95,433	80,218
Other Property and Equipment	41,084	25,082
Wells and Facilities in Progress	24,356	34,086
Pipelines	4,070	5,167

Total Property and Equipment	397,645	351,229
Less: Accumulated Depreciation, Depletion and Amortization	(87,811)	(75,968)

Net Property and Equipment	309,834	275,261
Restricted Cash	38,160	—
Other Assets – Net	216	101
Intangible Assets – Net	1,517	1,098
Investment in Keystone Midstream Services	9,885	—
Investment in RW Gathering	4,894	840
Long-Term Derivative Instruments	2,677	1,673

Total Assets	$457,680	$304,950

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$29,017	$16,386
Accrued Expenses	7,943	9,333
Short-Term Derivative Instruments	1,482	6,692
Current Deferred Tax Liability	3,067	—

Total Current Liabilities	41,509	32,411
Senior Secured Line of Credit and Long-Term Debt	75,028	23,049
Long-Term Derivative Instruments	263	426
Long-Term Deferred Tax Liability	8,939	6,894
Other Deposits and Liabilities	4,265	5,830
Future Abandonment Costs	16,776	16,143

Total Liabilities	$146,780	$84,753
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,046,120 shares issued and outstanding on September 30, 2010 and 36,817,812 shares issued and outstanding on December 31, 2009.	44	37
Additional Paid-In Capital	373,563	292,372
Accumulated Deficit	(63,005)	(75,555)

Rex Energy Owners’ Equity	310,602	216,854
Noncontrolling Interests	298	3,343

Total Owners’ Equity	310,900	220,197

Total Liabilities and Owners’ Equity	$457,680	$304,950

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ and Shares in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
OPERATING REVENUE
Oil and Natural Gas Sales	$16,419	$13,012	$48,467	$33,326
Other Revenue	437	43	834	100

TOTAL OPERATING REVENUES	$16,856	$13,055	$49,301	$33,426

OPERATING EXPENSES
Production and Lease Operating Expenses	6,471	5,660	18,182	16,050
General and Administrative Expense	5,015	2,799	13,750	10,942
(Gain) Loss on Disposal of Assets	(16,485)	17	(16,493)	417
Impairment Expense	2,419	477	3,567	865
Exploration Expense (Income)	(474)	370	2,972	1,204
Depreciation, Depletion, Amortization and Accretion	4,979	6,059	15,211	18,423
Other Operating Expense	295	—	861	—

TOTAL OPERATING EXPENSES	$2,220	$15,382	$38,050	$47,901

GAIN (LOSS) FROM OPERATIONS	$14,636	$(2,327)	$11,251	$(14,475)

OTHER INCOME (EXPENSE)
Interest Income	6	2	56	3
Interest Expense	(430)	(207)	(761)	(612)
Gain (Loss) on Derivatives, net	1,988	394	10,040	(4,853)
Other Expense	(50)	(7)	(210)	(38)

TOTAL OTHER INCOME (EXPENSE)	$1,514	$182	$9,125	$(5,500)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	16,150	(2,145)	20,376	(19,975)
Income Tax Benefit (Expense)	(6,610)	959	(8,034)	8,004

INCOME (LOSS) FROM CONTINUING OPERATIONS	$9,540	$(1,186)	$12,342	$(11,971)
Income from Discontinued Operations, Net of Income Taxes	—	—	—	323

NET INCOME (LOSS)	$9,540	$(1,186)	$12,342	$(11,648)
Net Loss Attributable to Noncontrolling Interests	88	—	208	—

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$9,628	$(1,186)	$12,550	$(11,648)

Earnings per common share – basic and diluted:
Basic—income (loss) from continuing operations attributable to Rex common stockholders	$0.22	$(0.03)	$0.29	$(0.33)
Basic—income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Basic—income (loss) attributable to Rex common stockholders	$0.22	$(0.03)	$0.29	$(0.32)
Basic—weighted average shares of common stock outstanding	44,051	36,834	43,409	36,802

Diluted—income (loss) from continuing operations attributable to Rex common stockholders	$0.22	$(0.03)	$0.29	$(0.33)
Diluted —income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Diluted —income (loss) attributable to Rex common stockholders	$0.22	$(0.03)	$0.29	$(0.32)
Diluted —weighted average shares of common stock outstanding	44,103	36,834	43,495	36,802

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Oil and gas sales (in thousands):
Oil sales	$12,768	$11,503	$38,131	$29,033
Natural gas sales	3,478	1,474	9,843	4,258
Natural gas liquid sales	174	35	493	35
Cash-settled derivatives:
Crude oil [a]	(630)	(305)	(2,328)	3,764
Natural gas	1,050	1,089	2,857	2,544

Total oil and gas sales including cash settled derivatives	$16,840	$13,796	$48,996	$39,634

Production during the period:
Oil (Bbls)	175,869	177,589	514,524	542,467
Natural gas (Mcf)	774,154	405,001	2,109,086	1,026,409
Natural gas liquids (Bbls)	7,073	1,845	16,944	1,845

Total (Mcfe) [b]	1,871,806	1,481,605	5,297,894	4,292,281

Production – average per day:
Oil (Bbls)	1,912	1,930	1,885	1,987
Natural gas (Mcf)	8,415	4,402	7,726	3,760
Natural gas liquids (Bbls)	77	20	62	7

Total (Mcfe) [b]	20,346	16,104	19,406	15,723

Average price per unit:
Realized crude oil price per Bbl – as reported	$72.60	$64.77	$74.11	$53.52
Realized impact from cash settled derivatives per Bbl	(3.58)	(1.72)	(4.52)	6.94

Net realized price per Bbl	$69.02	$63.05	$69.59	$60.46

Realized natural gas price per Mcf – as reported	$4.49	$3.64	$4.67	$4.15
Realized impact from cash settled derivatives per Mcf	1.36	2.69	1.35	2.48

Net realized price per Mcf	$5.85	$6.33	$6.02	$6.63

Realized natural gas liquids price per Bbl – as reported	$24.53	$18.91	$29.07	$18.91
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$24.53	$18.91	$29.07	$18.91

a Excludes $4.6 million for the early settlement of certain oil derivatives associated with 2011 redeemed in the first quarter of 2009

b Natural gas is converted at the rate of one Mcf to one Mcfe. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES AS OF SEPTEMBER 30, 2010

(Unaudited)

	4Q 2010	2011	2012
Oil Derivatives (Bbl)
Swap Contracts
Volume	45,000	—	—
Price	$62.20	—	—
Collar Contracts
Volume	102,000	492,000	276,000
Ceiling	$86.85	$105.49	$116.83
Floor	$62.94	$68.29	$67.39
Collar Contracts with Short Puts
Volume	—	—	—
Ceiling	—	—	—
Floor	—	—	—
Short Put	—	—	—
Percent of total oil production [a]	76%	64%	36%

Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	150,000	720,000	1,320,000
Price	$5.42	$5.28	$5.58
Collar Contracts
Volume	720,000 [b]	1,800,000 [c]	600,000
Ceiling	$6.20	$7.61	$7.86
Floor	$5.98	$6.47	$5.60
Collar Contracts with Short Puts
Volume	—	720,000	—
Ceiling	—	—	—
Floor	—	$5.00	—
Short Put	—	$3.68	—
Percent of total natural gas production [a]	108%	100%	59%

a Based on September 2010 average daily production of 21.9 Mmcfe per day, which may differ from the percentage of actual production.

b Of the 720,000 Mcf, 540,000 Mcf does not have a ceiling price.

c Of the 1,800,000 Mcf, 720,000 Mcf does not have a ceiling price.

After the third quarter ended, additional derivative contracts were added and are not included in the above table. The details of the subsequent derivatives are as follows:

Type	Period	Volume	Floor	Ceiling
Oil	2011 – 2012	168,000 Bbls	$70.00	$100.00
Natural Gas	2011 – 2012	480,000 Mcf	$4.00	$5.25

The following table has been added to provide better clarification of components of Gain (Loss) on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(630)	$(305)	$(2,328)	$8,250
Natural Gas Derivatives	1,050	1,089	2,857	2,423
Interest Rate Derivatives	(196)	(198)	(588)	(566)

Total Realized Gains (Losses) from Financial Derivatives	$224	$586	$(59)	$10,107

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(1,112)	$1,090	$5,405	$(15,101)
Natural Gas Derivatives	2,703	(1,377)	4,155	(165)
Interest Rate Derivatives	183	95	539	306

Total Unrealized Gains (Losses) from Financial Derivatives	$1,764	$(192)	$10,099	$(14,960)

Gain (Loss) on Derivatives, net	$1,988	$394	$10,040	$(4,853)

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Income (Loss) From Continuing Operations	$9,540	$(1,186)	$12,342	$(11,971)
Add Back Depletion, Depreciation, Amortization & Accretion	4,979	6,059	15,211	18,423
Add Back (Less) Non-Cash Compensation Expense (Income)	213	(128)	1,168	968
Add Back Interest Expense	430	207	761	612
Add Back Impairment Expense	2,419	477	3,567	865
Add Back (Less) Exploration Expense (Income)	(474)	370	2,972	1,204
Less Interest Income	(6)	(2)	(56)	(3)
Add Back Realized Loss on Interest Rate Derivatives	196	198	588	566
Add Back (Less) Loss (Gain) on Disposal of Assets	(16,485)	17	(16,493)	417
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(1,764)	192	(10,099)	14,960
Less Proceeds From Early Settlement of Oil Derivatives	—	—	—	(4,572)
Add Back Noncontrolling Interest Share of Net Loss	88	—	208	—
Add Back (Less) Income Tax Expense (Benefit)	6,610	(959)	8,034	(8,004)

EBITDAX From Continuing Operations	$5,746	$5,245	$18,203	$13,465

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: deferred income taxes, unrealized losses from financial derivatives, non-cash compensation and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$16,150	$(2,145)	$20,376	$(19,975)
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(1,764)	192	(10,099)	14,960
Add Back Impairment Expense	2,419	477	3,567	865
Add Back (Less) Non-Cash Compensation Expense (Income)	213	(128)	1,168	968
Add Back (Less) Loss (Gain) on Disposal of Assets	(16,485)	17	(16,493)	417
Add Back Loss Attributable to Noncontrolling Interests	88	—	208	—

Income (Loss) From Continuing Operations Before Income Taxes, adjusted	$621	$(1,587)	$(1,273)	$(2,765)
Less Income Taxes, adjusted [a]	(253)	710	502	1,108

Net Income From Continuing Operations Comparable to Analyst Estimates	$368	$(877)	$(771)	$(1,657)

a Income tax adjustment represents the effect of our effective tax rate on Loss From Continuing Operations Before Income Taxes, adjusted

Discontinued Operations

On March 24, 2009, Rex Energy completed the divestiture of its Southwestern Region operations, predominately located in the Permian Basin in the states of Texas and New Mexico. The company received net cash proceeds of approximately $17.3 million, plus the assumption of certain liabilities, based on an effective date of October 1, 2008.

Pursuant to accounting rules for discontinued operations, these assets were classified as Assets Held for Sale on the Consolidated Balance Sheet as of December 31, 2008, and results of operations are reflected as discontinued operations in the Consolidated Statements of Operations. At March 31, 2009, Rex Energy recorded a loss on sale of assets of approximately $425,000 in the Consolidated Statement of Operations. Summarized financial information for discontinued operations is set forth below ($ in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Oil and Gas Sales	$—	$—	$—	$193
Other Revenue	—	—	—	—

Total Operating Revenue	—	—	—	193

Costs and Expenses:
Production and Lease Operating Expense	—	—	—	237
General and Administrative Income	—	—	—	(97)
Gain Loss on Derivatives, net	—	—	—	(558)

Total Costs and Expenses	—	—	—	(418)

Income from Discontinued Operations Before Income Taxes	—	—	—	611
Income Tax Expense	—	—	—	(288)

Income From Discontinued Operations, net of taxes	$—	$—	$—	$323